Exhibit 99.2

Jane Todd, Chief Financial Officer - Introduction

Thank you operator.

I’d like to welcome everyone to SMTC’s year end and fourth quarter earnings call. Joining me today are John Caldwell, President and Chief Executive Officer, Patrick Dunne, Senior Vice President Operations, and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John Caldwell

Thank you Jane.

Let me start commenting on our 2004 year taken as a whole.

On balance, we would consider 2004 as a successful year and although we achieved our expected financial performance our overall results were not satisfactory.

As we entered 2004, SMTC was burdened by a destabilized stakeholder base the result of an over-leveraged balance sheet and trend of declining revenues and history of operating losses.

The senior management team development and implemented a comprehensive transformation plan to restore profitability, lower debt levels, improve competitiveness and re-establish stakeholder confidence.

This is what we accomplished:

•	Implemented an operational optimization program that redefined site mandates, shifted certain customer programs to Mexico to improve efficiencies and aligned our cost structure to expected volumes

•	Completed a number of cost containment programs

•	Significantly reduced debt levels and extended repayment terms of the majority of our outstanding debt to 2007 and 2008

•	Completed a new $ 40 million asset backed credit facility

•	Senior level organizational renewal that included new hires or promotions for the positions of: President and Chief Executive Officer, Senior V.P. Operations, Senior V.P. Business Development,

Senior V.P. Finance, Chief Financial Officer, V.P. Supply Chain Execution, V.P. Global Sales, V.P. Marketing, and V.P. Engineering, NCI and Design

•	Repopulated the sales and marketing organization

•	With one exception, retained all customers.

•	Despite the difficult environment, we successfully added five (5) new customers utilizing a new strategic framework with a clear focus on delivery of a new customer value proposition

•	Restored supplier confidence and supply chain integrity

•	Maintained our high level of operational efficiencies, quality and delivery performance

•	Produced a small profit for the year and generated positive cash flow

Where is SMTC today?

•	Clearly, we are a stronger company now positioned for growth

•	We have improved, cost competitive operational capability with enhanced customer flexibility and responsiveness

•	A stronger balance sheet with capacity to finance growth.

•	A growing new customer pipeline.

•	Clear opportunities to increase revenue with current customers

Let me now ask Jane Todd to run through the fourth quarter financial highlights.

JaneTodd

Thanks John.

Let me first comment on the year, and then I will comment on the quarter.

The Company reported net earnings for fiscal year 2004 of $1.3 million, or $0.12 per share, on revenue of $245 million, within our revenue guidance provided last quarter. This compares to a net loss of $40.0 million, or a loss of $6.93 per share, on revenue of $306 million for fiscal 2003.

In spite of a reduction in revenue, operating earnings doubled from $2.8 million in 2003 to $5.5 million in 2004 driven by a change in mix of business, cost reduction initiatives and inventory recoveries. Earnings before income taxes improved from a loss of $2.3 million last year to earnings of $1 million for fiscal 2004 as a result of the improvements from operating earnings and a reduction in interest expense of $600 thousand as the Company started to realize the benefit of the debt reduction put in place on June 1st.

The Company generated cash from operations of $5.1 million in 2004 compared to $5.5 million for fiscal year 2003. Total debt was reduced from $70.0 million at the end of 2003 to $33.9 million at the end of 2004 as a result of refinancing during the year and positive cash flow. Overall, 2004 showed positive improvements in profitability compared to 2003 with solid cash generation and debt reduction.

Now to comment on the quarter.

For the fourth quarter of 2004, the Company reported a net loss of $2.5 million, or $0.17 per share, on revenue of $48.0 million, compared to net earnings of $2.9 million, or $0.20 per share, on revenue of $60.8 million for the third quarter of 2004 and a net loss of $2.6 million, or $0.45 per share, on revenue of $76.9 million for the previous year. Revenue declined quarter over quarter due to expected reductions in Square D and IBM and a seasonal variation for a significant customer and a cyclical downturn for another, somewhat offset by growth in our remaining customer base.

During the fourth quarter of 2004, the Company recorded net restructuring and other charges of $0.7 million (of which $0.6 million was recorded in cost of sales) compared to a net recovery of previously recorded restructuring charges of $2.5 million in the previous quarter and restructuring and other charges of $1.1 million for the same period last year.

While the Company largely achieved its targeted restructuring savings of approximately $1.5 million in the quarter, the full impact was not realized as the transfer of production to Mexico was extended to accommodate customer requirements.

Gross profit for the fourth quarter of 2004 was $1.5 million, or 3.1% of revenue, compared with $5.8 million, or 7.5% of revenue, for the same period in the prior year and $7.3 million, or 12.1% of revenue, for the third quarter of 2004. Before restructuring and other charges recorded in gross profit, gross profit for the quarter was $2.1 million or 4.4% of revenue, compared to $5.8 million, or 7.5% of revenue, for the same period in the prior year and $5.5 million, or 9.1% of revenue, for the third quarter of 2004. The fourth quarter of 2004 was adversely impacted by the unanticipated reduction in volume from one of our customers operating in a highly cyclical market place, resulting in reduced revenue and profitability and a one time charge of $1.0 million related to a provision for inventory. In addition, gross profit was negatively impacted by a $500K foreign exchange charge due to the strengthening of the Canadian dollar.

Accounts receivable was $23.8 million or 45 days, compared to $28.6 million or 43 days in the third quarter of 2004 and $41.3 million, or 49 days in the fourth quarter of 2003.

Inventory was $33.0 million or 66 days, versus $32.1 million or 53 days in the third quarter of 2004 and $31.5 million or 40 days in the fourth quarter of 2003. We believe our inventory levels are high and corrective actions are underway.

Accounts payable was $25.9 million or 51 days, compared to $21.6 million or 36 days in the third quarter of 2004 and $40.6 million, or 52 days in the fourth quarter of 2003. Following the refinancing, the Company initiated an accelerated plan to regain supply chain confidence.

The Company generated cash from operations of $6.2 million during the fourth quarter of 2004 resulting in a reduction in its $40 million revolving credit facility from $9.7 million at the end of the third quarter to $4.3 million as at December 31, 2004. Overall indebtedness was reduced by $5.8 million from $39.7 million at the end of the third quarter of 2004 to $33.9 million at the end of 2004. The Company continues to apply all receipts to the revolving credit facility on a daily basis. As a result, the Company does not show cash balances on its balance sheet.

I will now turn the call over to Steve for his review of the business;

Steve Hoffrogge

Thank you Jane and good afternoon.

I will begin with some general comments regarding our revenue distribution for the fourth quarter. Our industrial segment represented 43% of revenue, with enterprise computing and networking at 37% and communications running at 20%. Our top 10 customers accounted for 84% of the quarter’s total revenue, virtually unchanged from last quarter.

As we reflect back at our business development activities for 2004, they were dominated by our focus in stabilizing our current customer relationships as we executed the refinancing of the company. Our improved balance sheet, when combined with continued strong operational performance in the areas of quality, delivery and flexibility, allowed SMTC to reposition itself within the current customer base and set the stage for new program wins and growth trends for 2005.

We initiated five (5) new customer relationships in 2004 which continue to progress through various stages towards volume production and saw continued improvement with our prospect funnel.

We ended 2004 having completed the hiring of a completely new senior sales team and formalizing our marketing efforts through the appointment of a VP of Marketing. We enter 2005 with a refined value equation which leverages our points of differentiation and having implemented a lead generation process that has begun delivering high quality leads to our sales team.

Our sales team continues to progress a number of new customer relationships through the contract signing and initial production start up phases. Although we are pleased with the level of activity, our plans is to further extend the pipeline and the closing of new business will continue to be effected by the long selling cycle reflective in our industry.

With our improved results, strengthened balance sheet and our continued competitiveness and strong operational performance, we see increased confidence from our current customers which we expect will culminate in increased business in 2005.

In closing, we continue to make progress on critical new customer acquisition activities and in positioning ourselves for new business wins within our current customer relationships. I look forward to updating you on our progress next quarter.

I will turn the call back over to John now;

John Caldwell

Thanks Steve.

Before we open the lines for questions, let me make these final comments.

SMTC is at an important inflection point.

We believe that the fourth quarter of 2004 will prove to be the low point for quarterly revenue. We expect to show quarterly revenue growth in 2005 commencing in Q2 with positive momentum through the back half of the year.

Our confidence in delivering improving revenue is premised on defined programs and opportunities within our current customer base. In fact, we believe SMTC can achieve sequential quarterly revenue growth without adding new customers. However, we do plan to add a number of new customers through the course of the year to supplement our growth.

This concludes our formal remarks and would as the Operator to open the lines for questions.